Exhibit 2.n.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Gladstone Investment Corporation:

We have audited the consolidated financial statements of Gladstone Investment Corporation (“the Company”) as of March 31, 2015 and 2014 and for each of the three years in the period ended March 31, 2015 and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2015 referred to in our report dated May 20, 2015 appearing in the accompanying registration statement on Form N-2. We have also previously audited the consolidated financial statements of the Company as of and for the years ended March 31, 2013, 2012, 2011, 2010, 2009, 2008 and 2007 (not presented herein) appearing under Item 8 of the Company’s 2013, 2012, 2011, 2010, 2009, 2008 and 2007 Annual Reports on Form 10-K, respectively, and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the senior securities table of Gladstone Investment Corporation for each of the years ended March 31, 2015, 2014, 2013, 2012, 2011, 2010, 2009, 2008 and 2007 appearing on page 61 of this form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

May 20, 2015